Exhibit 99.1

Critical Path to Announce Fourth Quarter 2004 Financial Results

Conference Call Scheduled for February 24, 2005 at 5:00 PM EST.

SAN FRANCISCO, California (January 31, 2005) — Critical Path, Inc. (Nasdaq: CPTH), a global provider of messaging solutions for mobile, broadband and fixed-line service providers, today announced that it expects to release its financial results for the fiscal fourth quarter and year ended December 31, 2004, after the close of market on February 24, 2005. The results will be announced later than in prior years due to additional requirements and resources committed to the Company’s Sarbanes-Oxley Rule 404 compliance efforts. The 2004 financial results will be discussed on the Company’s quarterly conference call, currently scheduled for 5:00 PM Eastern Time, February 24.

Revenues are expected to come in towards the high end of the $17 to $20 million range previously provided as guidance by the Company. The Company is not providing its expectations relative to its prior guidance on gross margins and operating expense, as these are non-GAAP financial metrics, and the Company is not yet able to provide a GAAP reconciliation to these non-GAAP metrics.

The conference call is scheduled to last up to one hour. Those who would like to participate should dial (877) 231-3543 (within the U.S. and Canada) or (706) 634-1329 (from outside the U.S. and Canada) five to ten minutes prior to the scheduled start time. In addition, the conference call and a subsequent replay will be available via Web cast from the Company’s Web site, www.criticalpath.net. A replay of the conference call will also be available by telephone for fourteen days following the call.

About Critical Path, Inc.

Critical Path, Inc. (Nasdaq: CPTH) is a global provider of messaging solutions for mobile, broadband and fixed-line service providers, headquartered in San Francisco. More information is available at www.criticalpath.net.

Forward-Looking Statements:

This press release contains forward-looking statements by the Company and its executives regarding the Company’s future financial performance. The words and expressions “look forward to,” “will,” “expect,” “plan,” “believe,” “seek,” “strive for,” “anticipate,” “hope,” “estimate” and similar expressions are intended to identify the Company’s forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks include, but are not limited to, our evolving business strategy and the emerging and changing nature of the market for our products and services, our ability to deliver on our sales objectives, the ability of our technology and our competitors’ technologies to address customer demands, changes in economic and market conditions, unplanned system interruptions and capacity constraints, software and service design defects. These and other risks and uncertainties are described in more detail in the Company’s filings with the United States Securities and Exchange Commission (www.sec.gov) made from time to time, including Critical Path’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, Forms 10-Q for the three months ended March 31 , June 30, 2004 and September 30, 2004 and Current Reports on Form 8-K, as may be amended from time to time, and all subsequent filings with the United States Securities and Exchange Commission (www.sec.gov). The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

Note to Editors: Critical Path and the Critical Path logo are the trademarks of Critical Path, Inc. All other trademarks are the property of their holders.

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Contact:

Critical Path, Inc. Michelle Weber, 415.541.2575 (Reporters and Editors) pr@criticalpath.net Investor Relations, 415.541.2619 ir@criticalpath.net www.criticalpath.net